                                                                   EXHIBIT 23(B)

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use of our report, incorporated herein by reference, dated March 16, 1994, except as to the third paragraph of Note 1 and the last paragraph of Note 16 which are as of July 19, 1994, relating to the consolidated statements of condition of Constellation Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the September 13, 1994 Report on Form 8-K of CoreStates Financial Corp. Our report refers to a restatement of the 1993 financial statements to remove certain merger-related charges and to a change in accounting for postretirement benefits other than pensions, income taxes and certain investments in debt and equity securities in 1993. The financial statements referred to above are not separately presented in such report on Form 8-K. We also consent to the reference to our Firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                          (LOGO)

                                          KPMG Peat Marwick LLP

Short Hills, New Jersey
September 13, 1994